Exhibit 99.1

            Golden Star Reports First Quarter 2006 Results

    DENVER--(BUSINESS WIRE)--May 10, 2006--Golden Star Resources Ltd. (AMEX:GSS) (TSX:GSC) today announced net income of $19.0 million, or $0.092 per share, for the first quarter of 2006. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

    FIRST QUARTER 2006 HIGHLIGHTS

    -- Gold sales revenues were $24.9 million on a volume of 44,940 ounces from Bogoso/Prestea and Wassa, at a realized gold price of $554 per ounce and a cash operating cost of $505 per ounce.

    --  Golden Star sold all of its six million shares in Moto
        Goldmines Limited during March 2006 at a price of Cdn$7.50 per share for a pre-tax capital gain of $30.3 million.

    -- Wassa continued to improve with quarterly processing plant throughput higher than any quarter in 2005 and gold production totaling 24,205 ounces.

    -- As expected, Bogoso/Prestea production was lower at 20,735 ounces, reflecting lower grade, throughput and recovery, due to the metallurgical challenges of the deeper, harder, carbonaceous non-refractory sulfide ores from the Plant-North pit at Prestea.

    -- Construction work on the Bogoso Sulfide Expansion Project continued on time and on budget.

    -- Refractory Plant-North pit ores are being stockpiled to be used as feed for the new BIOX(R) plant scheduled for start-up upon completion of the Bogoso Sulfide Expansion Project in the fourth quarter of 2006.

    -- Exploration, for which $16.5 million has been budgeted for the year, is focused on mineralized areas surrounding existing operating mines, at the Prestea Underground and at Hwini-Butre and Benso.

    FINANCIAL AND OPERATIONAL SUMMARY FOR THE FIRST QUARTER

    Golden Star recorded first quarter 2006 net income of $19.0 million or $0.092 per share as compared to a net loss of $(2.2) million or $(0.016) per share for the first quarter of 2005. The major factor contributing to the earnings in the first quarter of 2006 was the non-recurring $30.3 million pre-tax capital gain on the sale of shares of Moto Goldmines Limited.

                                           For the three months ended
SUMMARY OF FINANCIAL RESULTS                       March 31,
                                          ----------------------------
                                              2006     2005 (restated)
----------------------------------------------------------------------
Gold sold (oz)                                  44,940         39,164
Price realized ($ per ounce)                       554            426
Cash operating cost ($ per ounce)                  505            298
Royalties ($ per ounce)                             17             12
Total cash cost ($ per ounce)                      522            310
Total revenues (in thousands $)                 27,392         18,051
Net income/(loss) (in thousands $)              19,023         (2,223)
Net income/(loss) per share -basic  ($)          0.092         (0.016)
Average shares outstanding (in millions)         206.8          142.3
----------------------------------------------------------------------

                                          For the three months ended
Bogoso/Prestea Operations                         March 31,
                                        ------------------------------
                                             2006           2005
----------------------------------------------------------------------
Ore mined (thousands tonnes)                       397            400
Waste mined (thousands tonnes)                   3,482          2,091
Tonnes milled (thousands)                          336            391
Average grade milled (grams/tonne)                3.45           4.56
Mill recovery (%)                                 57.3           61.5
Gold sold (oz)                                  20,735         39,164
Cash operating cost ($/oz) (1)                     527            297
Royalties ($/oz)                                    16             12
Total cash cost ($/oz) (1)                         543            309
----------------------------------------------------------------------

(1) See note on non-GAAP financial measures below.

                                          For the three months ended
Wassa Operations                                  March 31,
                                        ------------------------------
                                             2006          2005(2)
----------------------------------------------------------------------
Ore mined (thousands tonnes)                       669              -
Waste mined (thousands tonnes)                   3,449              -
Tonnes milled (thousands)                          977              -
Average grade milled (grams/tonne)                0.86              -
Mill recovery (%)                                 86.7              -
Gold sold (oz)                                  24,205              -
Cash operating cost ($/oz) (1)                     487              -
Royalties ($/oz)                                    17              -
Total cash cost ($/oz) (1)                         504              -
----------------------------------------------------------------------

(1) See note on non-GAAP financial measures below.

(2) Wassa was placed in-service on April 1, 2005.

    CASH AND CASH FLOW

    At March 31, 2006 our cash, cash equivalents and short term investments totaled $86.9 million, down from $89.7 million at the end of 2005. Although operating activities consumed $5.7 million and capital spending utilized $45.9 million during the quarter, this was offset by the sale of the Moto shares which contributed $39.0 million of cash. Lower gold output and use of cash to reduce operating payables and to increase inventories were the major factors contributing to the operational consumption of cash during the quarter.
    A total of $45.9 million was used during the quarter for the purchase of capital assets and capital projects, including deferred exploration, new mining equipment and our major development projects. Approximately $34 million was spent during the quarter on the Bogoso Sulfide Expansion Project and on deposits for mining equipment for the expansion. Other capital expenditure, including capitalized exploration expenditure and plant and equipment at Bogoso/Prestea and Wassa, totaled approximately $12 million.

    Liquidity Outlook

    Total expected capital expenditures for 2006 will be $155.0 million with major components consisting of $89.0 million slated for the Bogoso Sulfide Expansion Project, $25.0 million scheduled for Bogoso/Prestea pre-stripping and inventory build-up, and $8.1 million for Prestea Underground mine maintenance and exploration. Approximately 80% of the Bogoso Sulfide Expansion Project spending is scheduled in the first half of 2006 and 90% of all capital spending is scheduled in the first three quarters of the year. In March 2006, we liquidated our share holdings in Moto yielding $39.0 million of cash and we are currently negotiating with banks to set up a $30 million revolving line of credit that could be drawn on if necessary. We may also consider selling other non-key assets to more comfortably complete our capital spending requirements for the year.

    BOGOSO/PRESTEA

    Bogoso/Prestea generated a $2.4 million pre-tax operating loss during the quarter from sales of 20,735 ounces of gold, down from net operating income of $2.3 million on gold sales of 39,164 ounces for the first quarter of 2005. Major contributions to the loss were lower gold production and sales. For the first quarter of 2006, lower plant throughput, lower ore grades and lower gold recoveries were the primary drivers for the reduction in ounces of gold sold as compared to the first quarter of 2005. This was caused by the metallurgical characteristics of the deeper, harder carbonaceous non-refractory sulfide Plant-North ores processed during the quarter versus those ores processed in the first quarter of 2005.
    We expect small increases in gold production in each of the next two quarters and a significant increase in the fourth quarter as a result of the start-up of the new sulfide processing plant at Bogoso and higher recoveries from the new Pampe oxide ore body.

    WASSA

    Wassa generated a $1.9 million pre-tax operating loss in the first quarter of 2006 based on sales of 24,205 ounces of gold. As Wassa was placed in-service in April 1, 2005, there are no comparable results for the first quarter of 2005.
    While Wassa's results for the quarter were not yet satisfactory, plant throughput achieved new record levels and we continue to anticipate increasing gold sales due to higher ore grades resulting from mining reaching deeper levels and with the commencement of mining of the higher grade South Akyempim deposit in the second half of the year. Cash operating costs per ounce have begun to decline and are expected to continue to decline during 2006 as a result of the increasing gold production and sales and an expected lower waste to ore strip ratio going forward.

    EXPANSION AT BOGOSO/PRESTEA

    Designed to be completed by late 2006, the Bogoso Sulfide Expansion Project will utilize the proprietary BIOX(R) bio-oxidation technology to treat the refractory sulfide ore encountered at Bogoso/Prestea. This new plant is designed to work in tandem with the existing non-refractory CIL processing plant. Combined, the CIL and BIOX(R) plants are expected to have a total capacity of 5.0 million tonnes annually.
    Construction work on the BIOX(R) plant is proceeding on schedule and on budget with most equipment items already delivered to site. Concrete work and tankage is well progressed and the installation of structural steel and electrical equipment and wiring has already commenced.
    Total capital cost of the new BIOX(R) plant project is estimated to be $125 million, including the expansion of the mining fleet. We plan to spend an additional $25 million on pre-stripping and inventory build-up during 2006.
    Assuming a full year's sulfide production, we expect 2007 gold production from Bogoso/Prestea to be approximately 370,000 ounces at a cash operating cost of $330 per ounce of gold.

    EXPLORATION

    A total of $16.5 million has been budgeted for exploration for 2006 with the focus on our core assets in Ghana, including the Prestea Underground and the Hwini-Butre and Benso properties (which we acquired in the fourth quarter of 2005).
    We currently have three drills working on the Prestea Underground between the 17 and 24 levels and in the first quarter a total of 6,524 meters were drilled. We have successfully dewatered the lower levels of the mine to below the 30 level and later in the year we plan to test the extensions to the mineralized zones between the 30 and 35 levels. We believe these deeper levels provide the best opportunities for significant new discoveries at Prestea Underground. We intend to complete an initial feasibility study by the end of 2006 to evaluate the economic potential of restarting production from the Prestea Underground mine.
    We plan to resume drilling at the known oxide targets in the Prestea South-Bondaye area in order to allow mining in 2007 and 2008. Drilling and technical studies are also underway at Hwini-Butre and Benso and we expect to be able to make a development decision for these properties by year-end.
    In addition, we intend to continue to explore our projects in Cote d'Ivoire and Sierra Leone to move these projects to key decision points in determining their future value.

    LOOKING AHEAD

    Our main objectives for the remainder of 2006 are to:

    --  Complete mining and commence reclamation at the Prestea
        Plant-North pit in late 2006;

    -- Permit and commence oxide mining from Pampe on the Akropong trend west of Bogoso;

    --  Commence sulfide mining at Bogoso;

    -- Complete construction and commissioning of the Bogoso Sulfide Expansion Plant in the fourth quarter of 2006;

    -- Achieve higher production rates and lower operating costs at Wassa;

    -- Commence mining the higher grade South Akyempim deposit at Wassa in the second half of 2006;

    --  Continue exploration activities in promising areas;

    -- Continue Prestea Underground mine evaluation and feasibility studies;

    --  Evaluate and explore Hwini-Butre and Benso deposits; and

    -- Continue identification and acquisition of growth opportunities both within Ghana and elsewhere.

    Gold production at Bogoso/Prestea in 2006 is expected to total approximately 180,000 ounces at an average cash operating cost of $330 per ounce, based on small increases from current production levels during the second and third quarters of the year with a significant increase expected in the fourth quarter, by which time the new BIOX(R) facility is expected to be operational.
    In 2006, the Wassa mine is expected to produce 120,000 ounces of gold at an average cash cost of approximately $340 per ounce. Cash operating costs are expected to decrease significantly due to a lower stripping ratio through the remainder of the year and we expect costs to improve production gradually through the remainder of the year with an increasing grade and gold production profile.
    As we believe that we are in a sustained bull market for gold, Golden Star does not intend to hedge any of its future production of gold into rising gold prices. Furthermore, we expect to use any period of temporary weakness in the gold price to buy back our present gold call positions (which we would otherwise deliver into at the rate of 5,000 ounces per month through March 2007).

    SUMMARY FINANCIAL STATEMENTS

    The following information is summarized and excerpted from the Company's unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today.

Condensed Consolidated Balance Sheets         As of         As of
(in thousands)                              March 31,    December 31,
                                               2006          2005
----------------------------------------------------------------------
Cash                                         $   86,873     $  89,709
Fair value of derivatives                           884         1,220
Other current assets                             53,903        41,860
Property, plant and equipment                    88,795        84,527
Deferred exploration                            166,231       167,532
Mining properties                               121,864       118,088
Mine construction-in-progress                    61,770        36,707
Other assets                                     21,330        24,960
----------------------------------------------------------------------
Total assets                                 $  601,650     $ 564,603
----------------------------------------------------------------------

Current liabilities                          $   47,160   $    40,815
Long term debt                                   67,475        64,298
Asset retirement obligations                      9,271         8,286
Future tax liability                             45,379        45,072
Fair value of derivatives                        11,780         7,263
Minority interest                                 6,420         6,629
Shareholders' equity                            414,165       392,240
----------------------------------------------------------------------
Total liabilities and shareholders' equity   $  601,650   $   564,603
----------------------------------------------------------------------

Condensed Consolidated Statements of        For the three months ended
 Operations                                          March 31,
(in thousands, except per share amounts)    --------------------------
                                                2006          2005
----------------------------------------------------------------------
Total revenues                                $  27,392    $   18,051
Mining operations expense                        23,463        12,076
Depreciation, depletion and amortization          5,577         2,172
General and administrative expenses,
 including option expense                         2,755         2,861
Gain on sale of investment                       30,294             -
Foreign exchange gain/(loss)                      1,121          (107)
Other expenses                                    9,521          2932
----------------------------------------------------------------------
Net income/(loss) before minority interest       17,491        (2,097)
Minority interest                                   209          (180)
----------------------------------------------------------------------
Net income/(loss) before tax                     17,700        (2,277)
----------------------------------------------------------------------
Income tax benefit                                1,323            54
----------------------------------------------------------------------
Net income/(loss)                             $  19,023    $   (2,223)
----------------------------------------------------------------------
Earnings/(loss) per share - basic             $   0.092    $   (0.016)
Earnings/(loss) per share - diluted           $   0.091    $   (0.016)
----------------------------------------------------------------------

    COMPANY PROFILE

    Golden Star holds a 90 percent equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 207.5 million common shares outstanding.

    Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the estimated commencement of commercial production for the Bogoso Sulfide Expansion Project, our 2006 and 2007 production estimates for the new Bogoso sulfide plant once completed, our 2006 and 2007 production and operating cash cost estimates, capital expenditure estimates, planned exploration spending and activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at Pampe and the aggregate capacity of the CIL and BIOX plants at Bogoso Prestea and the availability of cash. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2005. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.

    Non-GAAP Financial Measures: In this news release, we use the terms "total production cost per ounce," "total cash cost per ounce" and "cash operating cost per ounce." Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month's values to prior period's values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

    CONTACT: Golden Star Resources Ltd.
             Peter Bradford or Allan Marter, 800-553-8436